Exhibit 15.1

                Letter of Awareness from Deloitte & Touche LLP


                                    E-15.1

                                                                 EXHIBIT 15.1


To the Directors and Shareholders of Morgan Stanley:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Morgan Stanley for the periods ended February 28, 2003 and 2002, and May 31, 2003 and 2002, as indicated in our reports dated April 11, 2003, and July 10, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above which were included in Morgan Stanley's Quarterly Report on Form 10-Q for the quarters ended February 28, 2003 and May 31, 2003 are being incorporated by reference in this Registration Statement on Form S-8 dated August 26, 2003.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP
New York, New York
August 26, 2003